Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FIRST QUARTER 2017 RESULTS

Solid Current Performance Supports Long-Term Strategic Objectives

Newport Beach, CA – May 4, 2017 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the quarter ended March 31, 2017.

Financial Highlights Fiscal 2017 First Quarter – versus Fiscal 2016 First Quarter

•	Net sales of $70.7 million in 2017, compared with $69.5 million in 2016

•	Net income of $3.45 million in 2017, compared with $2.79 million in 2016

•	Earnings per diluted share of $0.12 in 2017, compared with $0.10 in 2016

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Our overall financial performance for the quarter improved, as we continued to benefit from our participation in diverse crops and pest control applications. Net sales increased during the period, driven by our portfolio’s strong performance in cotton, peanuts, sugar crops, fruits and vegetables and in non-crop uses. Sales of our corn soil insecticides were flat, despite reduced corn acres and corn commodity pricing. Further, while we saw reduced demand for our corn herbicide due to delayed planting and competitive market conditions, we recorded significantly improved sales in the southern cotton market, driven by this year’s rise in cotton acreage and the expectation of higher pest pressure from foliar insects.”

Mr. Wintemute continued, “We also reported stronger net income and gross margins for the period, due to favorable raw material pricing, improved manufacturing efficiency and sales mix. Additionally, we reduced outstanding debt and substantially increased our borrowing capacity at quarter end. While we continue to manage operating expenses closely, we did experience a rise in these costs due in part to our R&D investment in SIMPAS.”

Mr. Wintemute concluded, “As we look forward to the rest of the year, we expect to have continued growth of our cotton and peanut products and stable performance of our soil fumigants. We also expect to benefit from stronger fruit & vegetable sales in the post-drought western U.S and additional Dibrom® mosquito adulticide sales in light of continued public health concerns. Delayed planting on many corn acres should lead to a stronger post-emergent herbicide market, which would benefit Impact sales during the second quarter. Also, we are seeing more divestment activity in the industry today than we have in the last two or three decades. In light of this, we are pursuing multiple acquisition opportunities that we expect to report upon over the balance of 2017. And, as you may recall, we recently announced our agreement to purchase three products from the Adama group, subject to the closing of the ChemChina/Syngenta merger, which is scheduled to take place in the second quarter. All in all, I am confident about our prospects for the balance of the year and look forward to giving additional color on our performance during the earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:30 pm ET / 1:30 pm PT on Thursday, May 4, 2017. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	Mar. 31, 2017	Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,792	$7,869
Receivables:
Trade, net of allowance for doubtful accounts of $112 and $42, respectively	72,758	83,777
Other	3,314	3,429

Total receivables, net	76,072	87,206
Inventories	122,279	120,576
Prepaid expenses	12,461	11,424

Total current assets	221,604	227,075
Property, plant and equipment, net	51,425	50,295
Intangible assets, net of applicable amortization	119,757	121,433
Other assets	29,819	31,153

	$422,605	$429,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other liabilities	$33	$26
Accounts payable	21,333	24,358
Deferred revenue	3,454	3,848
Accrued program costs	49,542	42,930
Accrued expenses and other payables	6,586	12,072
Income tax payable	14,633	13,840

Total current liabilities	95,581	97,074
Long-term debt, net	29,993	40,951
Other liabilities, excluding current installments	2,842	2,868
Deferred income tax liabilities	6,714	6,706

Total liabilities	135,130	147,599

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 32,213,960 shares at March 31, 2017 and 31,819,695 shares at December 31, 2016	3,222	3,183
Additional paid-in capital	73,043	71,699
Accumulated other comprehensive loss	(4,094)	(4,851)
Retained earnings	223,445	220,428

	295,616	290,459
Less treasury stock at cost, 2,450,634 shares at March 31, 2017 and December 31, 2016	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	287,347	282,190
Non-controlling interest	128	167

Total stockholders’ equity	287,475	282,357

	$422,605	$429,956

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31
	2017	2016
Net sales	$70,673	$69,474
Cost of sales	40,589	41,971

Gross profit	30,084	27,503
Operating expenses	24,951	22,873

Operating income	5,133	4,630
Interest expense, net	298	541

Income before provision for income taxes and loss on equity method investment	4,835	4,089
Income taxes expense	1,380	1,060

Income before loss on equity method investment	3,455	3,029
Loss from equity method investment	42	82

Net income	3,413	2,947
Loss (income) attributable to non-controlling interest	39	(153)

Net income attributable to American Vanguard	3,452	2,794

Earnings per common share—basic	$.12	$.10

Earnings per common share—assuming dilution	$.12	$.10

Weighted average shares outstanding—basic	28,947	28,808

Weighted average shares outstanding—assuming dilution	29,654	29,307

ANALYSIS OF SALES

For The Three Months Ended March 31, 2017 and 2016

(In thousands)

(Unaudited)

	Three Months Ended March 31
	2017	2016
Net sales:
Insecticides	$37,942	$33,106
Herbicides/soil fumigants/fungicides	20,021	24,685
Other, including plant growth regulators	3,392	3,277

Net sales:	61,355	61,068
Non-crop	9,318	8,406

Total net sales:	$70,673	$69,474

Net sales:
US	$52,244	$49,855
International	18,429	19,619

Total net sales:	$70,673	$69,474

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended March 31
	2017	2016
Cash flows from operating activities:
Net income	$3,413	$2,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed and intangible assets	3,939	4,315
Amortization of other long term assets	1,423	1,092
Amortization of discounted liabilities	6	9
Stock-based compensation	1,080	456
Excess tax benefit from exercise of stock options	—	(35)
Increase in deferred income taxes	8	—
Operating loss from equity method investment	42	82
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	11,422	(10,202)
Increase in inventories	(1,366)	(7,938)
Increase in prepaid expenses and other assets	(1,126)	(1,036)
Decrease in income tax receivable/payable, net	793	1,205
(Decrease) increase in accounts payable	(3,025)	13,031
Decrease in deferred revenue	(394)	(1,848)
Increase in other payables and accrued expenses	955	7,512

Net cash provided by operating activities	17,170	9,590

Cash flows from investing activities:
Capital expenditures	(3,080)	(715)
Investment	(300)	(3,283)

Net cash used in investing activities	(3,380)	(3,998)

Cash flows from financing activities:
Payments under line of credit agreement	(27,000)	(14,600)
Borrowings under line of credit agreement	16,000	12,000
Payments on other long-term liabilities	—	(373)
Tax benefit from exercise of stock options	—	35
Net payments from the issuance of common stock (sale of stock under ESPP, exercise of stock options, and shares purchased for tax withholding)	303	(315)
Payment of cash dividends	(289)	—

Net cash used in by financing activities	(10,986)	(3,253)

Net increase in cash and cash equivalents	2,804	2,339
Cash and cash equivalents at beginning of period	7,869	5,524
Effect of exchange rate changes on cash and cash equivalents	119	53

Cash and cash equivalents at end of period	$10,792	$7,916